Exhibit 99.1

Alteryx Announces Fourth Quarter and Full Year 2019 Financial Results

Full Year 2019 Revenue of $417.9 Million, up 65% Year-Over-Year
Dollar-Based Net Expansion Rate of 130%

IRVINE, Calif. – February 13, 2020 – Alteryx, Inc. (NYSE: AYX), revolutionizing business through data science and analytics, today announced financial results for its fourth quarter and full year ended December 31, 2019.
“Alteryx delivered record results for the fourth quarter and the full year 2019, driven by strong execution and positive industry tailwinds,” said Dean Stoecker, CEO of Alteryx, Inc. “Companies across the globe are increasingly turning to Alteryx to help drive better data-driven outcomes. As we head into a new decade, we believe Alteryx's unique position in the market coupled with continued favorable market trends, such as investments in digital transformation initiatives, provides significant runway for future growth.”
Fourth Quarter 2019 Financial Highlights

•	Revenue: Revenue for the fourth quarter of 2019 was $156.5 million, an increase of 75%, compared to revenue of $89.2 million in the fourth quarter of 2018.

•
Gross Profit: GAAP gross profit for the fourth quarter of 2019 was $144.2 million, or a GAAP gross margin of 92%, compared to GAAP gross profit of $82.4 million, or a GAAP gross margin of 92%, in the fourth quarter of 2018. Non-GAAP gross profit for the fourth quarter of 2019 was $145.9 million, or a non-GAAP gross margin of 93%, compared to non-GAAP gross profit of $83.1 million, or a non-GAAP gross margin of 93%, in the fourth quarter of 2018.

•
Income from Operations: GAAP income from operations for the fourth quarter of 2019 was $38.7 million, compared to $21.1 million for the fourth quarter of 2018. Non-GAAP income from operations for the fourth quarter of 2019 was $51.0 million compared to non-GAAP income from operations of $26.4 million for the fourth quarter of 2018.

•
Net Income: GAAP net income attributable to common stockholders for the fourth quarter of 2019 was $30.7 million, compared to GAAP net income of $16.5 million for the fourth quarter of 2018. GAAP net income per diluted share for the fourth quarter of 2019 was $0.44, based on 69.1 million GAAP weighted-average diluted shares outstanding, compared to GAAP net income per diluted share of $0.25, based on 66.1 million GAAP weighted-average diluted shares outstanding for the fourth quarter of 2018.

Non-GAAP net income and non-GAAP net income per diluted share for the fourth quarter of 2019 were $44.2 million and $0.64, respectively, compared to non-GAAP net income of $20.9 million and non-GAAP net income per diluted share of $0.32 for the fourth quarter of 2018. Non-GAAP net income per diluted share for the fourth quarter of 2019 was based on 69.1 million non-GAAP weighted-average diluted shares outstanding, compared to 66.1 million non-GAAP weighted-average diluted shares outstanding for the fourth quarter of 2018.

•
Balance Sheet and Cash Flow: As of December 31, 2019, we had cash, cash equivalents, and short-term and long-term investments of $974.9 million, compared with $426.2 million as of December 31, 2018. Cash provided by operating activities for the fourth quarter of 2019 was $20.7 million compared to cash provided by operating activities of $14.4 million for the fourth quarter of 2018.

Full Year 2019 Financial Highlights

•	Revenue: Revenue for the full year 2019 was $417.9 million, an increase of 65%, compared to revenue of $253.6 million for the full year 2018.

•
Gross Profit: GAAP gross profit for the full year 2019 was $378.8 million, or a GAAP gross margin of 91%, compared to GAAP gross profit of $230.8 million, or a GAAP gross margin of 91%, for the full year 2018. Non-GAAP gross profit for the full year 2019 was $384.2 million, or a non-GAAP gross margin of 92%, compared to non-GAAP gross profit of $233.4 million, or a non-GAAP gross margin of 92%, for the full year 2018.

•
Income from Operations: GAAP income from operations for the full year 2019 was $38.0 million, compared to $29.8 million for the full year 2018. Non-GAAP income from operations for the full year 2019 was $75.2 million compared to non-GAAP income from operations of $49.1 million for the full year 2018.

•
Net Income: GAAP net income attributable to common stockholders for the full year 2019 was $27.1 million, compared to GAAP net income of $28.0 million for the full year 2018. GAAP net income per diluted share for the full year 2019 was $0.40, based on 68.7 million GAAP weighted-average diluted shares outstanding, compared to GAAP net income per diluted share of $0.43, based on 64.7 million GAAP weighted-average diluted shares outstanding for the full year 2018.

Non-GAAP net income and non-GAAP net income per diluted share for the full year 2019 were $64.6 million and $0.94, respectively, compared to non-GAAP net income of $39.1 million and non-GAAP net income per diluted share of $0.60 for the full year 2018. Non-GAAP net income per diluted share for the full year 2019 was based on 68.7 million non-GAAP weighted-average diluted shares outstanding, compared to 64.7 million non-GAAP weighted-average diluted shares outstanding for the full year 2018.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures and Operating Measures.”
Fourth Quarter 2019 and Recent Business Highlights

•	Ended the fourth quarter of 2019 with 6,087 customers, a 30% increase from the fourth quarter of 2018. Added 474 net new customers in the fourth quarter of 2019.

•	Achieved a dollar-based net expansion rate (annual contract value based) of 130% for the fourth quarter of 2019.

•	Acquired Feature Labs in October 2019 to augment our machine learning capabilities and establish an engineering hub on the East Coast of the U.S.

•	Announced a five-year strategic relationship with PwC U.S., which includes the designation of PwC as a “Global Elite Partner.”
Financial Outlook
As of February 13, 2020, guidance for the first quarter of 2020 and full year 2020 is as follows:

•	First Quarter 2020 Guidance:

•	Revenue is expected to be in the range of $105.0 million to $108.0 million, an increase of 38% to 42% year-over-year.

•	Non-GAAP loss from operations is expected to be in the range of $(9.0) million to $(6.0) million.

•	Non-GAAP net loss per share is expected to be in the range of $(0.11) to $(0.07) based on approximately 66.0 million non-GAAP weighted-average basic and diluted shares outstanding.

•	Full Year 2020 Guidance:

•	Revenue is expected to be in the range of $555.0 million to $565.0 million, an increase of 33% to 35% year-over-year.

•	Non-GAAP income from operations is expected to be in the range of $71.0 million to $81.0 million.

•
Non-GAAP net income per share is expected to be in the range of $0.80 to $0.91 based on approximately 71.5 million non-GAAP weighted-average diluted shares outstanding and an effective tax rate of 20%.

The financial outlook above for non-GAAP income (loss) from operations and non-GAAP net income (loss) per share excludes estimates for stock-based compensation expense, acquisition-related adjustments, amortization of debt discount and issuance costs, and certain non-recurring items. A reconciliation of the non-GAAP financial guidance measures to corresponding GAAP measures is not available on a forward-looking basis primarily as a result of the uncertainty regarding, and the potential variability of, stock-based compensation expense, acquisition-related adjustments, amortization of debt discount and issuance costs, and certain non-recurring items. In particular, stock-based compensation expense is impacted by our future hiring and retention needs, as well as the future fair market value of our Class A common stock, all of which is not within our control, is difficult to predict, and is subject to constant change. The actual amount of these expenses during 2020 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of the non-GAAP financial guidance measures to the corresponding GAAP measures is not available without unreasonable effort.
Quarterly Conference Call
Alteryx will host a conference call today at 5:00 p.m. Eastern Time to discuss the company’s financial results and financial guidance. To access this call, dial 877-407-9716 (domestic) or 201-493-6779 (international). A live webcast of this conference call will be available on the "Investor Relations" page of the company’s website at https://investor.alteryx.com.

Following the conference call, a telephone replay will be available through Thursday, February 20, 2020, at 844-512-2921 (domestic) or 412-317-6671 (international). The replay passcode is 13698062. An archived webcast of this conference call will also be available in the "Investor Relations" page of the company’s website at https://investor.alteryx.com.
Non-GAAP Financial Measures and Operating Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP income from operations, non-GAAP net income, non-GAAP net income per share, and non-GAAP weighted-average diluted shares outstanding. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.
Acquisition-related adjustments. We exclude amortization of intangible assets and changes in fair value of contingent consideration, which are non-cash, related to business combinations from certain of our non-GAAP financial measures. We exclude such expenses as they are related to a business combination and have no direct correlation to the operation of our business.
Convertible senior notes adjustments. We exclude the loss on induced conversion and loss on debt extinguishment and the portion of the amortization of debt discount and issuance costs that relate to the equity component of our convertible notes, which are non-cash, from certain of our non-GAAP financial measures. We exclude such expenses as they are non-cash and have no direct correlation to the operation of our business.
Income tax adjustments. We utilize a fixed projected long-term non-GAAP tax rate in order to provide better consistency across reporting periods by eliminating the effects of items such as changes in the tax valuation allowance, excess tax benefits associated with stock options, and tax effects of acquisition-related costs, since each of these can vary in size and frequency. When projecting this rate, we exclude the direct impact of the following non-cash items: stock-based compensation expenses, amortization of purchased intangibles, the amortization of debt discount and issuance costs, and the loss on induced conversion and debt extinguishment. The projected rate also assumes no new acquisitions, and considers other factors, including our expected tax structure, our tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. We used a projected non-GAAP tax rate of 20% and 23% for 2019 and 2018, respectively. We anticipate using a long-term non-GAAP tax rate of 20% for the year ending December 31, 2020, however, the non-GAAP tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix, including due to acquisition activity, or other changes to our strategy or business operations. We will re-evaluate our long-term rate as appropriate.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, we exclude stock-based compensation expense, amortization of intangible assets, and amortization of debt discount and issuance costs which are recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.
Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our outlook for the first quarter of 2020 and the full year 2020, our market opportunity, our ability to execute our long-term growth strategy, our non-GAAP tax rate for 2020, and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to: our ability to manage our growth effectively; our ability to expand our talent base, particularly our sales force and software engineers, and increase their productivity;

the rate of growth in the market for analytics products and services; our dependence on our software platform for substantially all of our revenue; our ability to attract new customers, expand sales to existing customers and maintain the subscription amount and subscription term to renewing customers; our ability to develop and release product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; intense and increasing competition in our market; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; our ability to establish and maintain successful relationships with our channel partners; our dependence on technology and data licensed to us by third parties; risks associated with our international operations; litigation, and related costs; security breaches; and other general market, political, economic, and business conditions.
Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which is available on the “Investor Relations” page of our website at https://investor.alteryx.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Annual Report on Form 10-K for the year ended December 31, 2019. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.
About Alteryx, Inc.
Revolutionizing business through data science and analytics, Alteryx offers an end-to-end analytics platform that empowers data analysts and scientists alike to break data barriers, deliver insights, and experience the thrill of getting to the answer faster. Organizations all over the world rely on Alteryx daily to deliver actionable insights. For more information visit www.alteryx.com.
Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.
Media Contact
Alteryx, Inc.
Rachel Shatz
rshatz@alteryx.com
Investor Contacts
Alteryx, Inc.
Karen Moran, 844-842-1912
VP Investor Relations
ir@alteryx.com

Alteryx, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue	$156,450	$89,150	$417,910	$253,570
Cost of revenue	12,211	6,717	39,151	22,800
Gross profit	144,239	82,433	378,759	230,770
Operating expenses:
Research and development	20,892	11,970	69,100	43,449
Sales and marketing	61,321	34,731	191,735	109,284
General and administrative	23,291	14,614	79,943	48,267
Total operating expenses	105,504	61,315	340,778	201,000
Income from operations	38,735	21,118	37,981	29,770
Interest expense	(9,283)	(3,008)	(21,844)	(7,378)
Other income, net	6,613	1,352	10,434	3,042
Loss on induced conversion and debt extinguishment	—	—	(20,507)	—
Income before provision for (benefit from) income taxes	36,065	19,462	6,064	25,434
Provision for (benefit from) income taxes	5,377	2,921	(21,079)	(2,586)
Net income	$30,688	$16,541	$27,143	$28,020
Net income per share attributable to common stockholders, basic	$0.47	$0.27	$0.43	$0.46
Net income per share attributable to common stockholders, diluted	$0.44	$0.25	$0.40	$0.43
Weighted-average shares used to compute net income per share attributable to common stockholders, basic	65,152	61,454	63,424	60,829
Weighted-average shares used to compute net income per share attributable to common stockholders, diluted	69,132	66,079	68,661	64,744

Alteryx, Inc.
Stock-Based Compensation Expense
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Cost of revenue	$486	$226	$1,634	$797
Research and development	2,940	917	6,954	3,699
Sales and marketing	3,837	1,742	12,659	6,153
General and administrative	3,667	1,697	11,878	5,998
Total	$10,930	$4,582	$33,125	$16,647

Alteryx, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$409,949	$89,974
Short-term investments	376,995	239,718
Accounts receivable, net	129,912	94,922
Prepaid expenses and other current assets	55,129	37,199
Total current assets	971,985	461,813
Property and equipment, net	20,296	11,729
Operating lease right-of-use assets	33,600	—
Long-term investments	187,921	96,551
Goodwill	36,910	9,494
Intangible assets, net	22,083	7,491
Other assets	69,543	31,089
Total assets	$1,342,338	$618,167
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,383	$5,028
Accrued payroll and payroll related liabilities	53,683	24,659
Accrued expenses and other current liabilities	31,715	10,878
Deferred revenue	83,895	84,015
Convertible senior notes, net	68,154	—
Total current liabilities	246,830	124,580
Convertible senior notes, net	630,321	173,647
Deferred revenue	2,733	2,130
Operating lease liabilities	29,293	—
Other liabilities	8,254	15,992
Total liabilities	917,431	316,349
Stockholders’ equity:
Preferred stock	—	—
Common stock	7	6
Additional paid-in capital	412,191	315,291
Retained earnings (accumulated deficit)	14,235	(12,908)
Accumulated other comprehensive loss	(1,526)	(571)
Total stockholders’ equity	424,907	301,818
Total liabilities and stockholders’ equity	$1,342,338	$618,167

Alteryx, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income	$30,688	$16,541	$27,143	$28,020
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,492	1,431	8,292	5,218
Non-cash operating lease cost	1,550	—	5,088	—
Stock-based compensation	10,930	4,582	33,125	16,647
Amortization (accretion) of discounts and premiums on investments, net	(558)	(682)	(3,030)	(1,382)
Amortization of debt discount and issuance costs	7,676	2,719	18,625	6,652
Deferred income taxes	4,423	(3,706)	(22,844)	(3,434)
Loss on induced conversion and debt extinguishment	—	—	20,507	—
Other non-cash operating activities, net	(2,471)	546	(1,328)	1,024
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	(62,023)	(44,337)	(35,325)	(45,640)
Deferred commissions	(15,579)	(6,628)	(20,461)	(12,741)
Prepaid expenses and other current assets and other assets	(6,022)	3,121	(34,971)	(16,077)
Accounts payable	(2,846)	(1,457)	2,319	4,530
Accrued payroll and payroll related liabilities	26,948	11,201	28,651	12,898
Accrued expenses, other current liabilities, operating lease liabilities, and other liabilities	7,650	3,385	8,091	1,315
Deferred revenue	17,848	27,708	310	29,059
Net cash provided by operating activities	20,706	14,424	34,192	26,089
Cash flows from investing activities:
Purchases of property and equipment	(5,293)	(799)	(11,453)	(6,728)
Cash paid in business acquisitions, net of cash acquired	(24,345)	—	(40,949)	(3,537)
Purchases of investments	(366,730)	(102,854)	(602,703)	(445,705)
Sales and maturities of investments	146,180	96,193	377,974	185,112
Net cash used in investing activities	(250,188)	(7,460)	(277,131)	(270,858)
Cash flows from financing activities:
Proceeds from issuance of senior convertible notes, net of issuance costs	(625)	(462)	783,321	224,246
Principal payments on convertible senior notes	—	—	(145,241)	—
Purchase of capped calls	—	—	(87,360)	(19,113)
Proceeds from receipt of Section 16(b) disgorgement	—	—	4,918	—
Proceeds from exercise of stock options	2,091	1,656	20,156	14,154
Minimum tax withholding paid on behalf of employees for restricted stock units	(4,248)	(2,581)	(10,643)	(2,730)
Other financing activity	—	(79)	(1,305)	(577)
Net cash provided by (used in) financing activities	(2,782)	(1,466)	563,846	215,980
Effect of exchange rate changes on cash and cash equivalents	(121)	(61)	(444)	(166)
Net increase (decrease) in cash and cash equivalents	(232,385)	5,437	320,463	(28,955)
Cash and cash equivalents—beginning of period	643,809	85,524	90,961	119,916
Cash and cash equivalents—end of period	$411,424	$90,961	$411,424	$90,961

Alteryx, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Reconciliation of non-GAAP gross profit:
GAAP gross profit	$144,239	$82,433	$378,759	$230,770
GAAP gross margin	92%	92%	91%	91%
Add back:
Stock-based compensation expense	486	226	1,634	797
Amortization of intangible assets	1,131	456	3,801	1,809
Non-GAAP gross profit	$145,856	$83,115	$384,194	$233,376
Non-GAAP gross margin	93%	93%	92%	92%
Reconciliation of non-GAAP income from operations:
GAAP income from operations	$38,735	$21,118	$37,981	$29,770
GAAP operating margin	25%	24%	9%	12%
Add back:
Stock-based compensation expense	10,930	4,582	33,125	16,647
Amortization of intangible assets	1,184	517	4,022	2,029
Contingent consideration expense	175	169	100	624
Non-GAAP income from operations	$51,024	$26,386	$75,228	$49,070
Non-GAAP operating margin	33%	30%	18%	19%
Reconciliation of non-GAAP net income:
GAAP net income attributable to common stockholders	$30,688	$16,541	$27,143	$28,020
Add back:
Stock-based compensation expense	10,930	4,582	33,125	16,647
Amortization of intangible assets	1,184	517	4,022	2,029
Amortization of debt discount and issuance costs	6,947	2,471	16,882	6,045
Loss on induced conversion and debt extinguishment	—	—	20,507	—
Contingent consideration expense	175	169	100	624
Income tax adjustments	(5,683)	(3,335)	(37,219)	(14,265)
Non-GAAP net income	$44,241	$20,945	$64,560	$39,100
Non-GAAP income per diluted share:
Non-GAAP net income	$44,241	$20,945	$64,560	$39,100
GAAP and Non-GAAP weighted-average shares used to compute net income per share attributable to common stockholders, diluted	69,132	66,079	68,661	64,744
Non-GAAP net income per share, diluted	$0.64	$0.32	$0.94	$0.60
Reconciliation of non-GAAP net income per diluted share:
GAAP net income per share attributable to common stockholders, diluted	$0.44	$0.25	$0.40	$0.43
Add back:
Non-GAAP adjustments to net income per share	0.20	0.07	0.54	0.17
Non-GAAP net income per share, diluted	$0.64	$0.32	$0.94	$0.60
Alteryx, Inc.
Key Business Metrics
(unaudited)
Number of Customers. We define a customer at the end of any particular period as an entity with a subscription agreement that runs through the current or future period as of the measurement date. Organizations with free trials have not entered into a subscription agreement and are not considered customers. A single organization with separate subsidiaries, segments, or divisions that use our platform may represent multiple customers, as we treat each entity that is invoiced separately as a single customer. In cases where customers subscribe to our platform through our channel partners, each end customer is counted separately.

	As of
	Mar. 31, 2018	Jun. 30, 2018	Sep. 30, 2018	Dec. 31, 2018	Mar. 31, 2019	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019
Customers	3,673	3,940	4,315	4,696	4,973	5,278	5,613	6,087

Dollar-Based Net Expansion Rate.  Our dollar-based net expansion rate is a trailing four-quarter average of the annual contract value, or ACV, which is defined as the subscription revenue that we would contractually expect to recognize over the term of the contract divided by the term of the contract, in years, from a cohort of customers in a quarter as compared to the same quarter in the prior year.  To calculate our dollar-based net expansion rate, we first identify a cohort of customers, or the Base Customers, in a particular quarter, or the Base Quarter. A customer will not be considered a Base Customer unless such customer has an active subscription on the last day of the Base Quarter. We then divide the ACV in the same quarter of the subsequent year attributable to the Base Customers, or the Comparison Quarter, including Base Customers from which we no longer derive ACV in the Comparison Quarter, by the ACV attributable to those Base Customers in the Base Quarter. Our dollar-based net expansion rate in a particular quarter is then obtained by averaging the result from that particular quarter with the corresponding result from each of the prior three quarters. The dollar-based net expansion rate excludes contract value relating to professional services from that cohort.

	Three Months Ended
	Mar. 31, 2018	Jun. 30, 2018	Sep. 30, 2018	Dec. 31, 2018	Mar. 31, 2019	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019
Dollar-based net expansion rate	129%	129%	131%	132%	134%	133%	132%	130%

Remaining Performance Obligations. Remaining performance obligations represent amounts from contracts with customers allocated to unsatisfied or partially unsatisfied performance obligations that are not yet recorded in revenue in our consolidated statements of operations (in millions).

	Dec. 31, 2018	Mar. 31, 2019	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019
Remaining performance obligations	$223.1	$214.0	$238.8	$271.8	$407.0
Contract Assets. Contract assets primarily relate to unbilled amounts for contracts with customers for which the amount of revenue recognized exceeds the amount billed to the customer. Contract assets are transferred to accounts receivable when the right to invoice becomes unconditional in our consolidated balance sheets (in millions).

	Dec. 31, 2018	Mar. 31, 2019	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019
Contract assets	$27.7	$34.5	$38.6	$50.4	$57.8